EXHIBIT 99.1

N E W S   R E L E A S E

HAVERTYS REPORTS EPS OF $0.38 FOR 2010 YEAR COMPARED TO LOSS OF ($0.20) IN 2009

ATLANTA, GEORGIA, February 28, 2011 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports fourth quarter and full year 2010 operating results.  The earnings per share for the fourth quarter of 2010 were $0.25 compared to $0.42 for the same period of 2009.  The earnings for the year ended December 31, 2010 are $0.38 compared to a loss per share of ($0.20) for 2009.

Clarence H. Smith, president and chief executive officer, said, “We are pleased to report a profitable year for Havertys.  Although our industry faces the challenges of still-depressed housing values and sales activity, 2010 was a successful year for Havertys.  Sales increased 5.5% in 2010, with comparable store sales up 7.0%, and our ability to maintain expense discipline and leverage our SG&A costs was essential to our profitability.  Our merchandising methods also proved especially beneficial as product costs rose in the second half of the year.

We made judicious decisions on several of our stores in 2010, closing four in weakening locations.  The difficult retail environment also creates affordable opportunities for repositioning older stores and opening new locations.  We entered the Columbus, Georgia market in the fourth quarter of 2010 by renovating a former Circuit City location.  During 2011, we plan to enter the Boca Raton, Florida market, using a location being vacated by a furniture retailer and strengthening our position in southeast Florida.

Havertys is a great brand and we have a solid position in our markets.  We expect that as general economic conditions continue to recover and housing stabilizes the demand for furniture will also improve.”

Financial Highlights

Fourth Quarter 2010 Compared to Fourth Quarter 2009
•	Net sales were relatively flat at $162.1 million and comparable store sales increased 1.9%.
•
Gross profit margins were 51.0% as a percent of sales compared to 53.0%.  The decrease was as expected and is due partly to more promotional pricing and partially to changes in our LIFO inventory reserve due to moderate inflation. The increase in the LIFO reserve was a negative impact of $0.5 million (0.3% of sales) in 2010 compared to the positive impact of a $0.6 million (0.4% of sales) reduction in the reserve in 2009.

•
Selling, general and administrative costs increased slightly in dollars and 0.3% as a percent of net sales.  We increased television advertising in 2010 by approximately $1.4 million and we experienced higher fuel costs in our delivery expense.  These were largely offset by lower occupancy expenses including rent, property taxes and depreciation.

•	Other income includes $1.5 million in gains from the sale of a warehouse closed in a prior year.
•
Income tax expense includes a decrease to our valuation allowance on deferred tax assets of $2.1 million, an increase of $0.09 in per share earnings compared to the prior period increase in the allowance of $0.6 million, a decrease of $0.03 in per share earnings.

•	Our retail store count at December 31, 2010 was 118 versus 121 at the end of 2009.

NEWS RELEASE - FEBRUARY 28, 2011   Page 2
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Twelve Months ended December 31, 2010 Compared to Same Period of 2009
•	Net sales increased 5.5% to $620.3 million and comparable store sales increased 7.0%
•
Gross profit margins declined by 0.5% to 51.4% as a percent of sales due to the negative impact of a $1.5 million (0.2% of sales) increase in our LIFO reserve compared to a $1.1 million (0.2% of sales) decrease in the reserve in 2009.

•	Selling, general and administrative costs increased $1.4 million, but declined 2.5% as a percent of net sales for 2010, demonstrating the available leverage of expenses as sales increased 5.5%.
•
Income tax expense includes a reduction in our valuation allowance on deferred tax assets of $3.1 million, an increase of $0.14 in per share earnings compared to the prior period increase in the allowance of $0.7 million, which had a negligible impact on earnings per share.

•	Cash at the end of 2010 totaled $58.0 million, an increase of $13.6 million. We have no funded debt and $40.5 million of availability under our credit facility.

Expectations and Other
•
The first half of 2010 was relatively robust as consumer confidence improved and housing activity was buoyed by the home buyer tax credit.  Total delivered sales for the first quarter to date of 2011 are 4% lower than the same period last year while total written business is down 2%.  Our total sales and comparable store sales for the full year of 2011 are expected to be positive but we believe total sales will remain below our 2008 level.

•
We anticipate that merchandise costs for 2011 will be pressured somewhat by labor rates and increasing transportation and commodity costs.  However, we expect that annual gross margin for 2011 will be similar to our annual 2010 level.

•	We are planning to open a store in Boca Raton, Florida during the third quarter of 2011. This, and other store changes, should result in a 1% increase in total retail square footage over 2010.
•	Cash flow from operations for the year ended December 31, 2010 was $24.2 million.
•	Our planned capital expenditures for 2011 are $15.2 million.

NEWS RELEASE – February 28, 2011   Page 3
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES
Consolidated Statements of Operations
 (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Amounts in thousands except per share data)	2010	2009	2010	2009
Net sales	$162,083	$162,399	$620,331	$588,264
Cost of goods sold	79,435	76,390	301,564	282,766
Gross profit	82,648	86,009	318,767	305,498
Credit service charges	152	239	717	1,210
Gross profit and other revenue	82,800	86,248	319,484	306,708

Expenses:
Selling, general and administrative	78,872	78,471	311,897	310,523
Interest, net	199	213	815	805
Provision for doubtful accounts	103	166	380	978
Other income, net	(2,026)	(210)	(2,281)	(190)
	77,148	78,640	310,811	312,116

Income (loss) before income taxes	5,652	7,608	8,673	(5,408)
Income tax expense (benefit)	143	(1,557)	229	(1,229)
Net income (loss)	$5,509	$9,165	$8,444	$(4,179)

Basic earnings (loss) per share:
Common Stock	$0.25	$0.43	$0.39	$(0.20)
Class A Common Stock	$0.24	$0.41	$0.37	$(0.19)

Diluted earnings (loss) per share:
Common Stock	$0.25	$0.42	$0.38	$(0.20)
Class A Common Stock	$0.24	$0.41	$0.36	$(0.19)

Basic weighted average shares outstanding:
Common Stock	18,500	17,502	18,156	17,415
Class A Common Stock	3,343	3,919	3,563	3,973

Diluted weighted average shares outstanding:
Common Stock	22,062	21,678	21,970	21,388
Class A Common Stock	3,343	3,919	3,563	3,973

Cash Dividends per common share:
Common Stock	$0.1000	$0.0225	$0.1000	$0.0225
Class A Common Stock	$0.0950	$0.0200	$0.0950	$0.0200

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HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES
Consolidated Balance Sheets
 (Unaudited)

	December 31,
(In thousands, except per share data)	2010	2009
Assets
Current assets
Cash and cash equivalents	$58,045	$44,466
Accounts receivable	13,778	15,299
Inventories	91,938	93,301
Prepaid expenses	7,685	8,813
Other current assets	5,489	6,422
Total current assets	176,935	168,301
Accounts receivable, long-term	588	844
Property and equipment	175,511	176,363
Deferred income taxes	11,524	9,114
Other assets	5,681	6,311
Total assets	$370,239	$360,933
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,088	$19,128
Customer deposits	13,585	14,002
Accrued liabilities	31,357	30,208
Deferred income taxes	7,052	7,750
Current portion of lease obligations	525	357
Total current liabilities	70,607	71,445
Lease obligations, less current portion	8,574	6,826
Other liabilities	37,876	38,105
Total liabilities	117,057	116,376

Stockholders’ equity	253,182	244,557
Total liabilities and stockholders’ equity	$370,239	$360,933

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HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES
Consolidated Statements of Cash Flows
 (Unaudited)

	Year ended December 31,
(In thousands)	2010	2009	2008
Cash Flows from Operating Activities
Net income (loss)	$8,444	$(4,179)	$(12,101)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,859	19,346	21,603
Deferred income taxes	(2,953)	(2,200)	9,073
Share-based compensation expense	1,716	1,668	1,629
Changes in LIFO inventory allowance	1,504	(1,134)	997
Provision for doubtful accounts	380	978	1,654
Net gain on sale of property and equipment	(1,653)	(21)	(4)
Other	(628)	707	(547)
Changes in operating assets and liabilities:
Accounts receivable	1,397	9,263	38,714
Inventories	(141)	11,576	(2,288)
Customer deposits	(417)	1,222	(4,404)
Other assets and liabilities	(462)	3,620	(4,862)
Accounts payable and accrued liabilities	155	(2,351)	(8,764)
Net Cash Provided by Operating Activities	24,201	38,495	40,700
Cash Flows from Investing Activities
Capital expenditures	(14,053)	(3,259)	(9,544)
Proceeds from sale-leaseback transaction	—	6,625	—
Proceeds from sale of property and equipment	2,856	31	273
Other investing activities	—	43	469
Net Cash (Used in) Provided by Investing Activities	(11,197)	3,440	(8,802)
Cash Flows from Financing Activities
Proceeds from borrowings under revolving credit facilities	—	5,800	161,390
Payments of borrowings under revolving credit facilities	—	(5,800)	(161,390)
Net change in borrowings under revolving credit facilities	—	—	—
Payments on long-term debt and lease obligations	(385)	(311)	(21,190)
Treasury stock acquired	—	—	(1,806)
Proceeds from exercise of stock options	3,319	92	366
Dividends paid	(2,168)	(473)	(4,246)
Other financing activities	(191)	(474)	(1,492)
Net Cash Provided by (Used In) Financing Activities	575	(1,166)	(28,368)
Increase in cash and Cash Equivalents	13,579	40,769	3,530
Cash and Cash Equivalents at Beginning of Year	44,466	3,697	167
Cash and Cash Equivalents at End of Year	$58,045	$44,466	$3,697

NEWS RELEASE – February 28, 2011 Page 6
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Havertys, established in 1885, is a full-service home furnishings retailer with 118 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

The company will sponsor a conference call Tuesday, March 1, 2011 at 10:00 a.m. Eastern Daylight Time to review the results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contacts:

Haverty Furniture Companies, Inc.
Dennis L. Fink, 404-443-2900
EVP & CFO
or
Jenny Hill Parker, 404-443-2900
SVP, Finance, Secretary and Treasurer

Source:  Haverty Furniture Companies, Inc.